Exhibit (i)

Thrivent Core Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

December 8, 2017

Thrivent Core Funds

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to Thrivent Core Funds, a statutory trust organized under the laws of the State of Delaware (the “Trust”), I have been asked to render an opinion in connection with the Trust’s Post-Effective Amendment No. 3 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 333-218855) to be filed by the Trust with the Securities and Exchange Commission.

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Trust has been duly organized and validly exists pursuant to the laws of the State of Delaware; and

2.	The shares of beneficial interest of the Trust, which are described in the foregoing Registration Statement, will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Michael W. Kremenak

Michael W. Kremenak

Secretary and Chief Legal Officer